                                                                 Exhibit 99.1

April 22, 2003                                     Edward J. Boyle
                                                   CFO, Secretary & Treasurer
                                                   412-442-8244

                        MATTHEWS INTERNATIONAL ANNOUNCES
           SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND


PITTSBURGH, PA, APRIL 22, 2003 - Matthews International Corporation (NASDAQ
NNM: MATW) today announced earnings for the second fiscal quarter ended March 31, 2003. Net income for the quarter was $11,612,000 versus $9,633,000 for the same quarter last year.

Earnings per share for the second quarter of fiscal 2003 were $0.36 compared to $0.30 a year ago, an increase of 20 percent.

Sales in the quarter increased 5.0 percent to $115,581,000 versus
$110,110,000 in the second quarter of fiscal 2002. Each business segment reported a higher level of sales in the second quarter of fiscal 2003 versus the same quarter a year ago.

Net income for the six months ended March 31, 2003 was $20,885,000 versus $17,454,000 for the six months ended March 31, 2002. Net income for fiscal 2002 excluded a charge of $3,226,000 (net of taxes), or $0.10 per share, for impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". Earnings per share for the first half of fiscal 2003 increased 18.2 percent to $0.65 compared to $0.55 (before the effect of the accounting change) for the first six months a year ago.

Sales for the first half of fiscal 2003 increased 15.0 percent to $224,654,000 versus $195,429,000 for the first half of fiscal 2002. The year-to-date sales increase primarily reflects the inclusion of two additional months of York Casket sales in the second quarter of fiscal 2003. The York Casket business was acquired by Matthews on December 3, 2001.

Matthews International Corporation                                  2 of 3
April 22, 2003


In discussing the financial results for the quarter and first half of the fiscal year, David M. Kelly, Chairman and Chief Executive Officer, stated:

"The higher level of sales, operating income, net income and earnings per share compared to the second quarter and first six months a year ago reflects a combination of benefits derived from acquisitions, manufacturing improvements, the absence of losses from businesses which were shut down and/or sold over the past twelve months and favorable foreign currency exchange rates."

Mr. Kelly also stated that, "The Company paid $10 million on its revolving credit facility in March 2003. Since the inception of this loan on December 3, 2001, which totaled $124.5 million, we have reduced our debt balance by $60 million over a period of sixteen months."

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.0275 per share on the Company's common stock for the quarter ended March 31, 2003. The dividend is payable May 16, 2003 to stockholders of record May 2, 2003.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and caskets for the cemetery and funeral home industries, and custom made products which are used to identify people, place, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums, printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products and containers.

Matthews International Corporation                              3 of 3
April 22, 2003

               MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)
                      (In Thousands, except Share Data)

                             Three Months Ended            Six Months Ended
                            ---------------------       ---------------------
                            3/31/03       3/31/02       3/31/03       3/31/02
                            -------       -------       -------       -------
Sales                      $115,581      $110,110      $224,654      $195,429
Operating Profit             20,478        17,301        37,312        30,628
Income before Taxes
 and Accounting Change       18,972        15,688        34,125        28,425
Income Taxes                  7,360         6,055        13,240        10,971
Income before
 Accounting Change           11,612         9,633        20,885        17,454
Effect of Accounting
 Change, Net of Taxes             0             0             0       (3,226)
Net Income                  $11,612        $9,633       $20,885       $14,228
Earnings per Share
 before Accounting Change     $0.36         $0.30         $0.65         $0.55
Earnings per Share            $0.36         $0.30         $0.65         $0.45
Weighted Average Shares  32,147,502    31,620,164    32,086,457    31,594,020


Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.